Exhibit 99.1

Control4 Expands Board of Directors

Appoints Mark Jensen and Phil Molyneux to Bring Additional Product, Brand, Financial and Operational Expertise to the Board

SALT LAKE CITY, UT. — April 9, 2015 — Control4 Corporation (NASDAQ: CTRL) today announced that Mark Jensen and Phil Molyneux have joined its Board of Directors.  Mr. Jensen will also serve on the Board’s Audit Committee, and Mr. Molyneux on its Compensation Committee.

Mr. Jensen, previously a Partner at Deloitte & Touche, LLP, currently serves on the Board of Directors for Lattice Semiconductor (NASDAQ: LSCC), Unwired Planet Inc. (NASDAQ: UPIP), and a private firm.  Mr. Jensen also serves on the Board of Directors of the National Association of Corporate Directors (NACD) — Colorado Chapter, and on the Corporate Disclosure Policy Council of the CFA Institute.

Mr. Molyneux, formerly a long-time executive with Sony, most recently as Chairman of Sony Electronics Inc., currently serves as President and Chief Operating Officer at i.am.plus Inc., based in Los Angeles, California and founded by innovator and musician will.i.am to create products that combine fashion and technology in the evolving wearables segment.

“Mark and Phil bring complementary sets of experience and perspective to our Board and the company,” said Martin Plaehn, chairman and chief executive officer of Control4. “Phil’s expertise spans consumer and professional electronics, marketing and selling through professional and retail channels, product and brand development, as well as global operations.  Mark’s experience and counsel as a financial and operational expert, as well as his broad business strategy and planning experience, will assist our Board and management team in serving existing customers and in creating new opportunities for our company and stakeholders.”

“I look forward to collaborating with Control4’s board and management team to support driving the business forward,” said Mr. Molyneux. “The smart home opportunity is significant and global.  Control4’s innovative offerings, open platform, channel leadership, and experienced team provide a strong foundation on which to build an enduring leadership position in this sector.”

Prior to Mr. Molyneux’s appointment at i.am.plus, he successfully held leadership and executive roles at Sony Electronics for more than 25 years, including (beginning with the most recent): Chairman, Sony Electronics Inc.; President and COO, Sony Electronics — USA; Managing Director, Sony Central & Southeast Europe; Managing Director & Vice President, Sony Europe; Vice President, Computer Peripherals & Components, Sony Europe, as well as several multi-year roles in product and sales management.  Prior to Sony, Mr. Molyneux was employed by Hewlett Packard, and before that by Aldermaston Research Establishment.  Mr. Molyneux graduated from Newbury Technical College and from the Polytechnic of Central London.

Mr. Jensen’s expertise and career span over 30 years of transactional, operational, and leadership experience, including accounting and advisory services on numerous IPOs, M&A transactions, and corporate financings and reorganizations.  As U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry at Deloitte & Touche for more than 10 years, Mark served as the Audit/Advisory Partner for a broad range of technology and service companies, including as a Lead Relationship Partner for a Fortune 50 technology company. Mark also served as the U.S. Managing Partner for Deloitte’s Venture Capital Services Group until his retirement from the firm.  Prior to Deloitte & Touche, Mr. Jensen spent more than 20 years at Arthur Andersen LLP and was the Managing Partner of the Silicon Valley office, and Global Managing Partner of the High Technology Industry.  Mr. Jensen holds degrees from Colorado State University and Metropolitan State College of Denver.

Mr. Jensen added: “The smart home is beginning to deliver significant tangible benefits to home owners and families, and I believe Control4 is well positioned to gain share in the smart and connected home market segments.  I am excited to join the Control4 board and look forward to working with the other directors and the management team to capitalize on this global opportunity.”

About Control4 Corporation (NASDAQ: CTRL)

Control4 [NASDAQ: CTRL] is a leading provider of automation systems for homes and businesses, offering personalized control of lighting, music, video, temperature, security, communications and similar functionalities into a unified home automation solution that enhances the daily lives of its customers. Control4 unlocks the potential of connected devices, making entertainment systems easier to use, homes more comfortable and energy efficient, and families more secure. More than 75% of Control4’s consumers have integrated two or more functionalities with Control4’s solution, which is available through more than 3,000 custom integrators, retail outlets, and distributors in over 80 countries. By delivering insightfully simple control solutions that enhance the lives of individuals and families, Control4 is the automation platform of choice for consumers, major consumer electronics companies, hotels, and businesses around the world.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4’s possible future products and financial outlook. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4’s control. Control4’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Control4’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as other documents that may be filed by the company from time to time with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Control4’s views as of the date of this press release. The company anticipates that subsequent events and developments may cause its views to change. Control4 has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4’s views as of any date subsequent to the date of this press release.

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